PRESS RELEASE                               SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER CALL FOR FIRST TRUST MORTGAGE INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- April 29, 2011 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund"), formerly First Trust/FIDAC Mortgage Income Fund, intends to host a conference call with Brookfield Investment Management, Inc. ("Brookfield"), the Fund's investment sub-advisor, on Tuesday, May 3, 2011, at 4:15 P.M. Eastern Time. Effective April 29, 2011, Brookfield has taken over the portfolio management role for the Fund, pursuant to an interim investment sub-advisory agreement. The purpose of the call is to hear Brookfield's portfolio management team provide an update for the Fund and the Market.

-- Dial-in Number: Domestic (800) 309-9067; International (706) 679-1727; and Passcode # 64474706. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: Domestic (800) 642-1687; International (706) 645-9291; and Passcode # 64474706. The replay will be available after the call until 11:59 P.M. Eastern Time on Friday, June 3, 2011.

FTA has served as each Fund's investment advisor since each Fund's inception. FTA, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $48 billion as of March 31, 2011 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.

Brookfield Investment Management Inc., the Fund's investment sub-advisor, is a global investment advisor focused on specialized equity and fixed income securities investments. The firm is a subsidiary of Brookfield Asset Management Inc., a leading global asset manager with over $100 billion in assets under management as of March 31, 2011 and over 100 years of experience in the property, power and infrastructure industries. Brookfield Investment Management Inc. is an SEC registered investment advisor, and with its affiliates had approximately $23 billion in assets under management as of March 31, 2011. Headquartered in New York, the firm maintains offices and investment teams in Chicago, Boston, London, Hong Kong, Sydney and Toronto.

The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.



CONTACT: JEFF MARGOLIN -- (630) 915-6784


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Source:  First Trust Advisors L.P.